EXHIBIT 99.1
Contact:
Julie Wood
510-597-6505
     FOR IMMEDIATE RELEASE
ONYX PHARMACEUTICALS REPORTS
FOURTH QUARTER AND YEAR-END 2005 FINANCIAL RESULTS
EMERYVILLE, CALIF. — February 16, 2006 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported a net loss of $38.4 million, or $1.00 per share, for the fourth quarter ended December 31, 2005, compared with a net loss of $14.2 million, or $0.40 per share, for the same quarter in 2004. The fourth quarter 2005 results reflect the ongoing expenses associated with the commercialization and development of Nexavar® (sorafenib) tablets, an anticancer drug that Onyx is codeveloping with Bayer Pharmaceuticals Corporation.
“2005 was the most important year in the history of Onyx, culminating in the approval of Nexavar by the U.S. Food & Drug Administration,” said Hollings C. Renton, Onyx’s chairman, president and chief executive officer. “Nexavar, an oral therapy, was approved for the treatment of patients with advanced kidney cancer. This achievement, which represents more than 12 years of hard work by many dedicated employees, could not have been accomplished without the support and participation of numerous patients and clinicians worldwide. This approval marks Onyx’s entry into targeted cancer therapy.”
Renton continued, “As we believe that Nexavar has potential activity in a number of tumor types, we have a broad clinical development program underway evaluating Nexavar both as a single agent and in combination with other anticancer therapies. With Bayer, we are making a long-term investment in Nexavar intended to demonstrate its full value, both therapeutically and commercially.”
For the quarter ended December 31, 2005, Onyx reported no revenue. The company recognized $500,000 of revenue for the quarter ended December 31, 2004. The 2004 revenue represented a milestone payment from Warner-Lambert Company, a subsidiary of Pfizer Inc, for initiating Phase I clinical testing of PD 332991, an oral CDK4 inhibitor that resulted from a collaboration with Onyx.
Total operating expenses were $40.5 million in the fourth quarter of 2005, as compared to $15.7 million during the same period in the prior year. The $24.8 million increase was primarily due to higher clinical development and marketing expenses associated with Nexavar as Bayer and Onyx prepared to launch the product in the United States.
Research and development costs were $22.7 million in the fourth quarter of 2005 compared to $10.2 million in the fourth quarter of 2004. The $12.5 million increase was principally due to expenses associated with the expanded access program in the Nexavar Phase III kidney cancer trial, as well as the expansion of the clinical development program, including pivotal trials in liver cancer and metastatic melanoma, which were initiated in the first half of 2005. Selling, general and administrative costs were $17.8 million in the fourth quarter of 2005 as compared to $5.5 million in the same period in the prior year. The $12.2 million increase was the result of marketing activities, including sales force expenses, as Bayer and Onyx prepared for the launch of Nexavar.
As of December 31, 2005, the company had cash, cash equivalents, and marketable securities of $284.7 million compared to $209.6 million at December 31, 2004. The increase primarily reflects the $136.2 million of net proceeds raised through an equity offering in November 2005 and a milestone advance of $10.0 million received from Bayer in August 2005, as a result of the Nexavar NDA filing, offset by cash used in operations during 2005. In January 2006, Onyx received its final milestone advance of $10.0 million from Bayer.
Full-year Results
For the year ended December 31, 2005, the company reported a net loss of $95.2 million, or $2.64 per share, compared with a net loss of $46.8 million, or $1.36 per share, for the same period in 2004. For the year ended December 31, 2005, Onyx reported revenue of $1.0 million, compared with revenue of $500,000 for the same period in 2004. The 2005 revenue represented a payment received from Shanghai Sunway Biotech Co., Ltd for exclusive rights to the p53-selective virus, ONYX-015. Total operating expenses were $102.8 million for the year ended December 31, 2005, representing a $52.4 million increase from $50.4 million for the same period in the prior year. As noted previously, the ongoing clinical development and precommercial marketing activities associated with the launch of Nexavar accounted for the increase in expenses.
2005 Highlights
     March
•	Bayer and Onyx completed enrollment of the largest randomized Phase III clinical trial in advanced kidney cancer.
•	The Data Monitoring Committee informed Bayer and Onyx that the endpoint of progression-free survival exceeded the required level of significance.
•	The two companies initiated a pivotal study in advanced liver cancer patients.
     April
•	Bayer and Onyx allowed patients participating in the Phase III trial who were receiving placebo to “cross over” to active treatment with Nexavar.
     May
•	Nexavar was accepted into U.S. FDA’s Pilot 1 program.
•	Bayer and Onyx began a pivotal study in patients with metastatic melanoma.
•	At ASCO, Phase III results were presented showing that Nexavar doubled progression-free survival in advanced kidney cancer patients.
•	Bayer and Onyx initiated an expanded access program to make Nexavar more broadly available to patients with this disease.
     July
•	Bayer and Onyx filed a New Drug Application for Nexavar with the U.S. FDA for treatment of patients with advanced kidney cancer.
     September
•	A similar application was filed for approval to market Nexavar in the European Union.
•	The Nexavar filing was granted priority review status by the U.S. FDA.
     November
•	Results were announced from an interim survival analysis of the Phase III clinical trial. Based on 220 events, patients with Nexavar had a lower risk of death. More survival analyses are planned as the data matures.
•	Onyx raised net proceeds of approximately $136.2 million in a public equity offering.

     December
•	The U.S. FDA approved Nexavar for patients with advanced kidney cancer.
•	Nexavar is launched in the U.S.
Conference Call with Management Today
Onyx’s management will host a teleconference and webcast to discuss the company’s financial results and provide a general business overview. The event will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 16, 2006. Interested parties may access the live webcast at:
http://audioevent.mshow.com/287793
or by dialing 706-758-9355 and using the conference ID 4797705. A replay of the presentation will be available on the Onyx website, or by dialing 706-645-9291 and using the conference ID 4797705 approximately two hours after the teleconference concludes. The replay will be available through March 16, 2006.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including Nexavar with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer Pharmaceuticals Corporation.
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the development and the commercial launch of Nexavar® (sorafenib) tablets. These forward-looking statements involve a number of risks and uncertainties that could cause actual events to differ from the company’s expectations. These risks are addressed in the company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and its Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. The company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release except as required by law.
(see attached tables)

ONYX PHARMACEUTICALS, INC.
SUMMARY FINANCIAL INFORMATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
Total revenue	$—	$500	$1,000	$500
Operating expenses:
Research and development	22,729	10,193	63,120	35,846
Selling, general and administrative	17,763	5,546	39,671	14,316
Restructuring	—	—	—	258

Total operating expenses	40,492	15,739	102,791	50,420

Loss from operations	(40,492)	(15,239)	(101,791)	(49,920)
Interest income, net	2,140	1,034	6,242	3,164
Other income	—	—	375	—

Net loss	$(38,352)	$(14,205)	$(95,174)	$(46,756)

Basic and diluted net loss per share	$(1.00)	$(0.40)	$(2.64)	$(1.36)

Shares used in computing basic and diluted net loss per share	38,178	35,170	36,004	34,342

CONDENSED BALANCE SHEETS.
(In thousands)

	Dec. 31,	Dec. 31,
	2005	2004
	(unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$284,680	$209,624
Other current assets	8,285	3,807

Total current assets	292,965	213,431
Property and equipment, net	1,617	1,623
Other assets	83	492

Total assets	$294,665	$215,546

Liabilities and stockholders' equity
Current liabilities	41,425	15,558
Advance from collaboration partner	30,000	20,000
Stockholders’ equity	223,240	179,988

Total liabilities and stockholders’ equity	$294,665	$215,546

(1)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004.